Exhibit 99.1

Daseke Reports Revenue Growth of 32% in the First Quarter of 2019

- First Quarter 2019 Cash Flow From Operating Activities of $36.4 Million and

Free Cash Flow1 of $37.1 Million -

Addison, Texas – May 6, 2019 – Daseke, Inc. (NASDAQ: DSKE) (or the “Company”), the largest flatbed, specialized transportation and logistics solutions company in North America, today reported financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Summary vs. First Quarter 2018

•	Revenue increased 32% to $433.0 million (up 7% on an Acquisition-Adjusted[2] basis).
•	Net loss attributable to common stockholders was $10.5 million, or $0.16 per share, compared to net loss attributable to common stockholders of $2.0 million, or $0.04 per share.
•	Adjusted Net Income[2] was $1.8 million, or $0.03 per share, compared to $5.6 million, or $0.10 per share.
•	Adjusted EBITDA[2] increased 24% to $43.8 million (up 5% on an Acquisition-Adjusted[2] basis).
•	Acquisition-Adjusted EBITDA[2] for the segments (excluding corporate) increased 18%.

Management Commentary

“Our results in the first quarter reflect the successful start to our plan as we drove 7% Acquisition-Adjusted Revenue2 growth and generated $37.1 million in Free Cash Flow1,” said Don Daseke, chairman and CEO. “Excluding our corporate segment, which included investments made to support our strategic growth initiatives, our Flatbed and Specialized segments grew Acquisition-Adjusted EBITDA2 by a combined 18%, outpacing our Acquisition-Adjusted Revenue2 growth.

“We experienced strong organic growth in our Specialized segment, led by our wind business and large construction project related work. Like the rest of our peers in our Flatbed segment, we experienced headwinds from severe weather conditions and lower demand. Given our strong results, I am confident in our ability to continue to generate significant Free Cash Flow for the remainder of 2019, which we expect to use to de-lever our balance sheet, better positioning us to capitalize on our long-term growth opportunities.”

First Quarter 2019 Financial Results

Revenue in the first quarter of 2019 increased 32% to $433.0 million compared to $327.6 million in the year-ago quarter. Revenue on an Acquisition-Adjusted2 basis was up 7% to $433.0 million compared to $403.7 million in the year ago quarter.

1         Defined as net cash provided by operating activities less purchases of property and equipment, plus proceeds from sale of property and equipment as such amounts are shown on the face of the Consolidated Statement of Cash Flows.

2         See Non-GAAP Measures for more information regarding Acquisition-Adjusted measures, Adjusted EBITDA, and Adjusted Net Income (Loss).

Operating income in the first quarter of 2019 was $0.7 million compared to $7.7 million in the year-ago quarter. Included in operating expenses for the first quarter of 2019 is $6.8 million of depreciation expense related to the net impact of the step-up in basis of acquired assets and $4.3 million for the amortization of intangibles, for a total non-cash impact of $11.1 million ($6.0 million in Q1 2018). Additionally, operating income was impacted by recent investments made in the corporate function to drive strategic growth initiatives, including the launch of Daseke Fleet Services, Daseke Logistics, and new C-level management hires. When comparing corporate costs to the year ago quarter, timing differences caused certain accruals to be lower than normal expenses in Q1 of 2018.

Net loss attributable to common stockholders for the first quarter of 2019 was $10.5 million, or $0.16 per share, compared to a net loss attributable to common stockholders of $2.0 million, or $0.04 per share, in the year-ago quarter. Adjusted Net Income2 was $1.8 million, compared to Adjusted Net Income2 of $5.6 million in the first quarter of 2018.

Adjusted EBITDA2 in the first quarter of 2019 increased 24% to $43.8 million compared to $35.2 million in the year-ago quarter.

Acquisition-Adjusted EBITDA2 in the first quarter of 2019 increased 5% to $43.8 million compared to $41.8 million to the first quarter of 2018.

Segment Results

Specialized Solutions - Specialized Solutions revenue3 in the first quarter of 2019 increased 46% to $269.7 million compared to $184.9 million in the year-ago quarter. Operating income in the first quarter of 2019 was $7.8 million compared to $5.1 million in the year-ago quarter. Adjusted EBITDA2 in the first quarter of 2019 increased 45% to $35.4 million compared to $24.4 million in the year-ago quarter. Rate per mile in the first quarter of 2019 was up 35% to $3.61; revenue per tractor increased 13% to $60,000.

Flatbed Solutions - Flatbed Solutions revenue3 in the first quarter of 2019 increased 16% to $167.9 million compared to $145.0 million in the year-ago quarter. Operating income in the first quarter of 2019 was $3.3 million compared to $7.0 million in the year-ago quarter. Adjusted EBITDA2  in the first quarter of 2019 increased to $18.3 million compared to $14.6 million in the year-ago quarter. Rate per mile in the first quarter of 2019 was up 8% to $1.96; revenue per tractor increased 3% to $41,600.

Balance Sheet and Free Cash Flow

At March 31, 2019, Daseke had cash and equivalents of $62.4 million, $87.8 million available under its revolving credit facility, for total available liquidity of $150.2 million. Net debt was $648.4 million. This compares to cash and equivalents of $46.0 million, $87.8 million available under its revolving credit facility, total available liquidity of $133.8 million, and net debt of $656.4 million at December 31, 2018.

Cash from operating activities was $36.4 million, cash expenditures were $3.9 million, cash proceeds from the sale of excess capital assets was $4.6 million, resulting in Free Cash Flow1 of $37.1 million for the quarter. This compares to cash from operating activities of $14.2 million, cash expenditures were $7.6 million, cash proceeds from the sale of excess capital assets was $5.9 million, resulting in Free Cash Flow1 of $12.5 million in the first quarter of 2018.

3         Segment revenues are prior to eliminations.

Conference Call

Daseke will hold a conference call today at 11:00 a.m. Eastern time to discuss its first quarter 2019 results.

Date: Monday, May 6, 2019

Time: 11:00 a.m. Eastern time (10:00 a.m. Central time)

Toll-free dial-in number: 1-855-242-9918

International dial-in number: 1-414-238-9803

Conference ID: 6350358

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay via the investor relations section of the company’s website at investor.daseke.com. Presentation materials will be posted at the time of the call at investor.daseke.com as well.

A replay of the conference call will be available after 2:00 p.m. Eastern time today through May 20, 2019.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 6350358

About Daseke, Inc.

Daseke, Inc. is the largest flatbed and specialized transportation and logistics company in North America. Daseke offers comprehensive, best-in-class services to many of the world’s most respected industrial shippers through experienced people, a fleet of approximately 6,000 tractors and 13,000 flatbed and specialized trailers, and a million-plus square feet of industrial warehousing space. For more information, please visit www.daseke.com.

Use of Non-GAAP Measures

This news release includes non‐GAAP financial measures for Daseke and its operating segments, including Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures). Other companies in Daseke’s industry may define these non‐GAAP measures differently than Daseke does, and as a result, it may be difficult to use these non‐GAAP measures to compare the performance of those companies to Daseke’s performance. Daseke’s management does not consider these non‐GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP and instead relies primarily on Daseke’s GAAP results and uses non‐GAAP measures supplementally.

Daseke defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, including other fees and charges associated with indebtedness, net of interest income, (iii) income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments and financing fees and expenses), (v) non-cash impairment, and, (vi) non-cash stock and equity-compensation expense.

Daseke defines Adjusted Net Income (Loss) as net income (loss) adjusted for acquisition or business combination related transaction expenses, non-cash impairments, amortization of intangible assets, the net impact of step-up in basis of acquired assets and unusual or non-regularly recurring expenses or recoveries.

Daseke defines Acquisition-Adjusted Measures as (a) our actual revenue, net income (loss) or Adjusted EBITDA, as applicable, for the applicable measurement period and (b) the actual revenue, net income (loss) or Adjusted EBITDA, as applicable, of each company acquired (excluding the Kelsey Trail acquisition), as though those acquisitions were completed on the first date of the applicable measurement period, based on the company’s internal financial statements for the period prior to Daseke’s acquisition. These adjusted amounts (i) have not been prepared in accordance with the requirements of Regulation S‐X or any other securities laws relating to the presentation of pro forma financial information, (ii) do not reflect any pro forma adjustments, (iii) are presented for informational purposes only, (iv) are not necessarily indicative of what our results of operations would have been had such acquisitions been completed on the first date of the applicable measurement period, and (v) do not purport to project our future operating results.

Daseke’s board of directors and executive management team use Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures) as key measures of its performance and for business planning.

Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures) assist them in comparing Daseke’s operating performance over various reporting periods on a consistent basis because they remove from Daseke’s operating results the impact of items that, in their opinion, do not reflect Daseke’s core operating performance. Adjusted EBITDA, Adjusted Net Income (Loss) and Acquisition Adjusted Measures also allow Daseke to more effectively evaluate its operating performance by allowing it to compare the results of operations against its peers without regard to its or its peers’ financing method or capital structure.

Daseke believes its presentation of Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures) is useful because they provide investors and industry analysts the same information that Daseke uses internally for purposes of assessing its core operating performance. However, Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures) are not substitutes for, or more meaningful than, net income (loss), cash flows from operating activities, operating income or any other measure prescribed by GAAP, and there are limitations to using non‐GAAP measures such as Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures). Certain items excluded from Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures) are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital, tax structure and the historic costs of depreciable assets. Adjusted EBITDA, Adjusted Net Income (Loss), Free Cash Flow and Acquisition-Adjusted, revenue, net loss and EBITDA (Acquisition-Adjusted Measures) should not be considered measures of the income generated by Daseke’s business or discretionary cash available to it to invest in the growth of its business.

You can find the reconciliation of these non‐GAAP measures to the nearest comparable GAAP measures in the Reconciliation of Non‐GAAP Measures tables below. We have not reconciled non‐GAAP forward looking measures to their corresponding GAAP measures because certain items that impact these measures are unavailable or cannot be reasonably predicted without unreasonable efforts.

Forward‐Looking Statements

This news release includes “forward‐looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward‐looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target,” “will” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Projected financial information, including our guidance outlook, are forward-looking statements. These forward‐looking statements are based on current information and expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward‐looking statements should not be relied upon as representing Daseke’s views as of any subsequent date, and we do not undertake any obligation to update forward‐looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward‐looking statements. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward‐looking statements. Some factors that could cause actual results to differ include, but are not limited to, general economic and business risks (such as downturns in customers’ business cycles and disruptions in capital and credit markets), driver shortages and increases in driver compensation or owner‐operator contracted rates, loss of senior management or key operating personnel, Daseke’s ability to recognize the anticipated benefits of recent acquisitions, including the Aveda transaction, its ability to identify and execute future acquisitions successfully, seasonality and the impact of weather and other catastrophic events, fluctuations in the price or availability of diesel fuel, increased prices for, or decreases in the availability of, new revenue equipment and decreases in the value of used revenue equipment, Daseke’s ability to generate sufficient cash to service all of its indebtedness, restrictions in its existing and future debt agreements, increases in interest rates, changes in existing laws or regulations, including environmental and worker health safety laws and regulations and those relating to tax rates or taxes in general, the impact of governmental regulations and other governmental actions related to Daseke and its operations, litigation and governmental proceedings, and insurance and claims expenses. For additional information regarding known material factors that could cause our actual results to differ from those expressed in forward‐looking statements, please see Daseke’s filings with the Securities and Exchange Commission, available at www.sec.gov, including those described under “Risk Factors” In its annual report on Form 10-K.

Investor Relations:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

DSKE@gatewayir.com

Daseke, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(In millions, except share data)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$62.4	$46.0
Accounts receivable, net	218.1	209.2
Drivers’ advances and other receivables	8.3	5.5
Current portion of net investment in sales-type leases	—	16.2
Parts supplies	4.9	4.9
Prepaid and other current assets	19.6	26.3
Total current assets	313.3	308.1
Property and equipment, net	598.8	572.7
Intangible assets, net	204.7	208.8
Goodwill	258.5	258.4
Right-of-use assets	98.5	—
Other long-term assets	26.0	42.9
Total assets	$1,499.8	$1,390.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$29.7	$22.2
Accrued expenses and other liabilities	48.1	46.5
Accrued payroll, benefits and related taxes	25.5	21.7
Accrued insurance and claims	17.5	18.1
Current portion of long-term debt	64.1	63.5
Other current liabilities	48.4	21.9
Total current liabilities	233.3	193.9
Long-term debt, net of current portion	631.2	622.7
Deferred tax liabilities	125.4	126.8
Other long-term liabilities	72.3	0.5
Total liabilities	1,062.2	943.9
Commitments and contingencies
Stockholders’ equity:
Series A convertible preferred stock, $0.0001 par value; 10,000,000 shares authorized; 650,000 shares issued with liquidation preference of $65.0 at March 31, 2019 and December 31, 2018	65.0	65.0
Common stock, par value $0.0001 per share; 250,000,000 shares authorized, 64,469,672 and 64,455,174 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	—	—
Additional paid-in-capital	434.9	433.9
Accumulated deficit	(61.5)	(51.0)
Accumulated other comprehensive loss	(0.8)	(0.9)
Total stockholders’ equity	437.6	447.0
Total liabilities and stockholders’ equity	$1,499.8	$1,390.9

Daseke, Inc. and Subsidiaries

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In millions, except share and per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Company freight	$206.2	$144.6
Owner operator freight	111.0	95.5
Brokerage	71.4	46.1
Logistics	12.4	10.7
Fuel surcharge	32.0	30.7
Total revenue	433.0	327.6
Operating expenses:
Salaries, wages and employee benefits	119.1	82.3
Fuel	35.0	33.4
Operations and maintenance	54.8	34.6
Communications	1.0	0.7
Purchased freight	146.6	117.7
Administrative expenses	16.1	12.2
Sales and marketing	1.2	0.6
Taxes and licenses	4.9	3.7
Insurance and claims	12.5	9.2
Acquisition-related transaction expenses	—	0.4
Depreciation and amortization	41.5	25.2
Gain on disposition of property and equipment	(0.4)	(0.1)
Total operating expenses	432.3	319.9
Income from operations	0.7	7.7
Other expense (income):
Interest income	(0.2)	(0.4)
Interest expense	12.7	10.3
Other	(0.6)	(1.0)
Total other expense	11.9	8.9
Loss before benefit for income taxes	(11.2)	(1.2)
Benefit for income taxes	(1.9)	(0.4)
Net loss	(9.3)	(0.8)
Other comprehensive loss:
Foreign currency translation adjustments, net of tax	0.1	(0.3)
Comprehensive loss	(9.2)	(1.1)
Net loss	(9.3)	(0.8)
Less dividends to Series A convertible preferred stockholders	(1.2)	(1.2)
Net loss attributable to common stockholders	$(10.5)	$(2.0)
Net loss per common share:
Basic	$(0.16)	$(0.04)
Diluted	$(0.16)	$(0.04)
Weighted-average common shares outstanding:
Basic	64,469,642	54,315,736
Diluted	64,469,642	54,315,736
Dividends declared per Series A convertible preferred share	$1.91	$1.91

Daseke, Inc. and Subsidiaries

Supplemental Information: Specialized Solutions

(Unaudited)

	Three Months Ended March 31,
	2019		2018		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company freight	$153.9	57.1	$100.8	54.5	$53.1	52.7
Owner operator freight	43.8	16.2	36.7	19.8	7.1	19.3
Brokerage	46.1	17.1	23.2	12.5	22.9	98.7
Logistics	11.7	4.3	10.0	5.4	1.7	17.0
Fuel surcharge	14.2	5.3	14.2	7.7	—	—
Total revenue	269.7	100.0	184.9	100.0	84.8	45.9

OPERATING EXPENSES(1):
Total operating expenses	261.9	97.1	179.8	97.2	82.1	45.7
Operating ratio	97.1%		97.2%
Adjusted operating ratio	93.8%		94.4%
INCOME FROM OPERATIONS	$7.8	2.9	$5.1	2.8	$2.7	52.9

OPERATING STATISTICS:
Total miles (in millions)(2)	54.7		51.5		3.2	6.2
Company-operated tractors, at quarter-end	2,506		2,021		485	24.0
Owner-operated tractors, at quarter-end	663		552		111	20.1
Number of trailers, at quarter-end	8,472		7,147		1,325	18.5

Company-operated tractors, average for the quarter	2,629		2,032		597	29.4
Owner-operated tractors, average for the quarter	669		553		116	21.0
	3,298		2,585		713

*      indicates not meaningful.

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2)	Total miles includes company and owner operator and excludes brokerage.

Daseke, Inc. and Subsidiaries

Supplemental Information: Flatbed Solutions

(Unaudited)

	Three Months Ended March 31,
	2019		2018		Increase (Decrease)
(Dollars in millions)	$	%	$	%	$	%

REVENUE(1):
Company frieight	$55.2	32.9	$45.2	31.2	$10.0	22.1
Owner operator freight	68.5	40.8	59.3	40.9	9.2	15.5
Brokerage	25.3	15.1	23.0	15.9	2.3	10.0
Logistics	0.7	0.4	0.7	0.5	—	—
Fuel surcharge	18.2	10.8	16.8	11.6	1.4	8.3
Total revenue	167.9	100.0	145.0	100.0	22.9	15.8

OPERATING EXPENSES(1):
Total operating expenses	164.6	98.0	138.0	95.2	26.6	19.3
Operating ratio	98.0%		95.2%
Adjusted operating ratio	96.7%		94.6%
INCOME FROM OPERATIONS	$3.3	2.0	$7.0	4.8	$(3.7)	(52.9)

OPERATING STATISTICS:
Total miles (in millions)(2)	63.1		57.9		5	9.0
Company-operated tractors, at quarter-end	1,350		1,128		222	19.7
Owner-operated tractors, at quarter-end	1,622		1,510		112	7.4
Number of trailers, at quarter-end	5,233		4,536		697	15.4

Company-operated tractors, average for the quarter	1,371		1,147		224	19.5
Owner-operated tractors, average for the quarter	1,603		1,430		173	12.1
	2,974		2,577		397

*       indicates not meaningful.

(1)	Includes intersegment revenues and expenses, as applicable, which are eliminated in the Company’s consolidated results.
(2)	Total miles includes company and owner operator and excludes brokerage.

Daseke, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA by Segment

(Unaudited)

(In millions)

	Three Months Ended
	March 31, 2019
	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$0.4	$3.8	$(13.5)	$(9.3)
Depreciation and amortization	14.7	26.7	0.1	41.5
Net interest expense	2.5	3.3	6.7	12.5
Income tax provision (benefit)	0.5	1.2	(3.6)	(1.9)
Stock based compensation	0.2	0.4	0.4	1.0
Adjusted EBITDA	$18.3	$35.4	$(9.9)	$43.8

	Three Months Ended
	March 31, 2018
	Flatbed	Specialized	Corporate	Consolidated
Net income (loss)	$3.7	$2.5	$(7.0)	$(0.8)
Depreciation and amortization	7.4	17.8	—	25.2
Net interest expense	1.8	2.5	5.6	9.9
Income tax provision (benefit)	1.5	1.1	(3.0)	(0.4)
Acquisition-related transaction expenses	—	—	0.4	0.4
Stock based compensation	0.2	0.5	0.2	0.9
Adjusted EBITDA	$14.6	$24.4	$(3.8)	$35.2

Daseke, Inc. and Subsidiaries

Reconciliation of Acquisition Adjusted Net Loss to Acquisition Adjusted EBITDA

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018

Net loss	$(9.3)	$(1.6)
Depreciation and amortization	41.5	31.0
Net interest expense	12.5	11.4
Income tax benefit	(1.9)	(0.3)
Acquisition-related transaction expenses	—	0.4
Stock based compensation	1.0	0.9
Acquisition Adjusted EBITDA	$43.8	$41.8

Daseke, Inc. and Subsidiaries

Reconciliation of Net Loss to Adjusted Net Income

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2019	2018

Net loss	$(9.3)	$(0.8)
Add:
Acquisition-related tranaction expenses	—	0.4
Amortization of intangible assets	4.3	1.9
Net impact of step-up in basis of acquired assets	6.8	4.1
Adjusted Net Income	$1.8	$5.6

Daseke, Inc. and Subsidiaries

Reconciliation of Free Cash Flow to cash flows from operating activities

(Unaudited)

(In millions)

	Three Months Ended March 31,
(Dollars in millions)	2019	2018
Net cash provided by operating activities	$36.4	$14.2
Purchases of property and equipment	(3.9)	(7.6)
Proceeds from sale of property and equipment	4.6	5.9
Free cash flow	$37.1	$12.5